UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2013

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

114 W. 41st Street, New York, New York (Address of principal executive offices)	10036 (Zip code)

(864) 231-1200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

          The information contained in Item 2.03 of this Form 8-K is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 26, 2013, Hampshire Group, Limited (the “Company”) and its subsidiaries Hampshire Brands, Inc., Rio Garment, S.A., Hampshire International, LLC and Scott James, LLC (collectively, the “Subsidiaries” and with the Company, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) and related agreements with Salus Capital Partners, LLC (the “Lender”) providing for: (i) a $27.0 million revolving credit facility (which includes up to $15.0 million for letters of credit) and (ii) a $3.0 million term loan. At the request of the Company, availability under the revolving credit facility can be increased by up to an additional $20.0 million (for a total availability under the revolving credit facility of $47.0 million), subject to the satisfaction of certain conditions. Available borrowings under the revolving credit facility are limited to a borrowing base, generally consisting of specified percentages of inventory and trade receivables, less the total of availability reserves established under the Credit Agreement (including a $3.5 million availability block). This facility replaces the Company’s prior credit facilities with Wells Fargo. Borrowers will pay Lender an origination fee of $420,000.

Loans under the Credit Agreement are secured by a security interest in substantially all of the assets of the Borrowers, including a pledge of the stock of the Subsidiaries owned by the Company. All of the Borrowers are jointly and severally liable for all borrowings under the Credit Agreement. The Credit Agreement will expire, and all outstanding loans will become due and payable, on September 26, 2016.

Loans under the new Credit Agreement will bear interest at the prime rate of interest published from time to time by www.bankrate.com plus 4.50%, provided, however, that the applicable annual interest rate on all loans will not be lower than 8.0%. In the event of a default under the Credit Agreement, the loans will bear interest at the applicable rate plus an additional 3%. Interest is payable monthly in arrears. Additional fees are payable under the Credit Agreement, including a letter of credit issuance fee, an unused line fee, a collateral monitoring fee and an early termination fee.

No principal payments are required under the term loan. All remaining principal and accrued interest is payable on the termination of the Credit Agreement. The Borrowers are also required to use the net cash proceeds of certain asset sales, insurance proceeds, sales of equity securities or incurrence of debt to prepay the loan.

As of September 26, 2013, the Borrowers borrowed $3.0 million on the term loan and $13.4 million on the revolving credit facility and had a remaining availability under the revolving credit facility of approximately $4.2 million. Proceeds from the inital loans were used to repay amounts owed under the prior Well Fargo credit facilities of approximately $15.3 million and to pay transaction expenses and for working capital.

The Credit Agreement includes various representations, warranties, affirmative and negative covenants, events of default, remedies and other provisions customary for a transaction of this nature.

The Borrowers are not subject to any financial covenants under the Credit Agreement except that, in the event that average availability under the revolving credit facility is less than $5.0 million calculated on a three month rolling basis, the Borrowers will be required to meet minimum consolidated EBITDA levels set forth in the Credit Agreement.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report.

Benjamin Yogel, a member of the Board of Directors of the Company, through his role as a Managing Director at MRC Capital Group, has in the past entered into, and in the future may enter into, investments and other transactions with Salus Capital Partners; however, Mr. Yogel does not have any ownership interest in Salus Capital Partners or any direct or indirect financial interest in the Credit Agreement with the Borrowers. The Board of Directors of the Company was aware of Mr. Yogel’s relationship with Salus Capital Partners at the time of its consideration and approval of the Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Credit Agreement dated September 26, 2013, among Hampshire Group, Limited, Hampshire Brands, Inc., Rio Garment, S.A., Hampshire International, LLC and Scott James, LLC, as borrowers, and Salus Capital Partners, LLC, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Trey A. Darwin
Name: Trey A. Darwin
Title: Vice President and Chief Financial Officer

Dated: October 2, 2013

Exhibit Index

Exhibit No.	Description

10.1

Credit Agreement dated September 26, 2013, among Hampshire Group, Limited, Hampshire Brands, Inc., Rio Garment, S.A., Hampshire International, LLC and Scott James, LLC, as borrowers, and Salus Capital Partners, as lender.